UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PPG Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PPG Industries, Inc.            One PPG Place            Pittsburgh, Pennsylvania 15272

March 6, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 16, 2009, at the David L. Lawrence Convention Center, Spirit of Pittsburgh Ballroom B, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222. The meeting will begin at 11:00 a.m., Eastern Time.

The following pages contain the formal Notice of Annual Meeting and Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

I am pleased to inform you that we are taking advantage of the Securities and Exchange Commission’s recent rules that allow us to furnish our Proxy Statement and other proxy materials to our shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, lower the costs of delivery and reduce the environmental impact of our Annual Meeting. The “General Matters” section of the Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement and the 2008 Annual Report.

Your vote is important. Whether you plan to attend the meeting in person or not, we hope you will vote your shares as soon as possible. Please vote via the Internet or telephone, or by paper proxy card or vote instruction form. This will ensure representation of your shares if you are unable to attend. We look forward to greeting personally those shareholders who will be able to be present in person.

Sincerely yours,

Charles E. Bunch

Chairman of the Board and Chief Executive Officer

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 16, 2009

Dear Shareholder:

We will hold the 2009 Annual Meeting of Shareholders of PPG Industries, Inc. on Thursday, April 16, 2009, at 11:00 a.m., Eastern Time, at the David L. Lawrence Convention Center, Spirit of Pittsburgh Ballroom B, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	The election of four directors;

2.	The endorsement of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

3.	Any other business that may properly come before the meeting.

Owners of shares of PPG common stock as of the close of business on February 20, 2009 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by Admission Card only. You must also present a photo ID for admission to the Meeting.

If you are a shareholder of record or a participant in a retirement or savings plan maintained by PPG and plan to attend, please indicate this desire when voting via the Internet or by telephone, so that we may send you an Admission Card. However, if you have a paper proxy card because you received the proxy materials in paper form, there is an Admission Card on the top half of the proxy card. Please tear off such Admission Card and bring it with you to the Annual Meeting.

If your shares are held through a broker, please contact your broker and request that the broker obtain an Admission Card for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

Please know that your vote is very important to us and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.

James C. Diggs

Senior Vice President, General Counsel and Secretary

Pittsburgh, Pennsylvania

March 6, 2009

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

PROXY STATEMENT

Annual Meeting of Shareholders—April 16, 2009

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 16, 2009, at 11:00 a.m., Eastern Time, at the David L. Lawrence Convention Center, Spirit of Pittsburgh Ballroom B, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222.

Why am I receiving these proxy materials?

In connection with the solicitation of proxies by our Board of Directors to be voted at the 2009 Annual Meeting of Shareholders, these materials have been made available to you on the Internet or, upon your request or under certain other circumstances, have been delivered to you by mail in printed form.

If your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, as of the close of business on February 20, 2009, you are considered a shareholder of record, and we have sent you these proxy materials.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 20, 2009, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you these proxy materials. You have the right to direct your bank, broker or other nominee on how to vote your shares and we encourage you to make such direction.

What is included in these materials?

These proxy materials include:

■	Our Notice of Annual Meeting and Proxy Statement for the 2009 Annual Meeting; and

■	Our 2008 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with rules recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials by providing access to these documents over the Internet. Accordingly, on or about March 6, 2009, we sent a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; and (3) request a printed copy of the proxy materials.

During the voting process, shareholders can consent to access our future proxy materials via the Internet, which will lower our costs of delivery and will reduce the impact of our Annual Meeting on the environment. If you consent to access our future proxy materials via the Internet, you will receive information next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your consent to access proxy materials via the Internet will remain in effect until you terminate it.

Our proxy materials are also available online at www.ppg.com/investor.

What am I voting on?

You are voting on two proposals. Details of each proposal are included in the next section entitled “Matters to Be Considered at the Annual Meeting.”

■	Proposal 1: To elect four directors, each for a term of three years: Charles E. Bunch, Robert Ripp, Thomas J. Usher and David R. Whitwam; and

■	Proposal 2: To endorse the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

■	Proposal 1: FOR the election of four directors, each for a term of three years; and

■	Proposal 2: FOR the endorsement of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

What are my choices when voting?

■

Proposal 1: You may cast your vote in favor of election of all nominees or withhold authority to vote for all or one or more nominees. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.

■

Proposal 2: You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares. Abstentions will have the effect of a vote against the approval of this proposal.

How do I vote?

You may vote your shares by any one of the following methods:

■	By Internet: Log onto the website indicated in the Notice of Internet Availability or on the proxy card or vote instruction form.

■	By telephone: Call the toll-free number shown on the proxy card or vote instruction form and follow the voice prompts.

■	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage-paid envelope provided.

■	By ballot: Attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in a proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 p.m., Eastern Time, on April 15, 2009. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares in person at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

What vote is needed for the proposals to be adopted?

As of the record date, February 20, 2009, there were 164,467,025 shares of PPG common stock issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held.

■	Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you vote by Internet or by telephone, or submit a properly executed proxy card or vote instruction form, you will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.

■

Proposal 1: Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

■	Proposal 2: More than one-half of the shares present either in person or by proxy and entitled to vote at the Annual Meeting must vote for the proposal for it to be adopted.

How will shares in employee benefit plans be voted?

This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG common stock that you own, but which is held by the trustees of a retirement and savings plans for the benefit of you and other plan participants. Shares held in the benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the trustees in proportion to the voting instructions received for other shares. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be published in our report on Form 10-Q for the first quarter of 2009.

What does it mean if I receive more than one set of proxy materials?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees. If you received more than one Notice of Internet Availability, you may need to enter separate electronic control voting numbers when voting by the Internet to ensure that all of your shares have been voted. If you received more than one proxy card or vote instruction form, please complete and provide your voting instructions for all proxy cards and voting instruction forms that you receive.

What happens if I do not give specific voting instructions?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a shareholder of record and you (1) indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or (2) sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement.

If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” (such as election of directors and endorsement of auditors) or leave your shares unvoted. For any “non-routine matters” being considered at the Annual Meeting, your broker or other nominee would not be able to vote on such matters. We encourage you to provide instructions to your broker or other nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change or revoke my vote after I have voted?

You have the right to change your vote or revoke your proxy before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card or vote instruction form with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Meeting or specifically request in writing that your prior proxy be revoked. Please note that any re-votes by mail or proxy revocations must be received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting in order to be effective.

How can I attend the Annual Meeting?

Admission to the Annual Meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a shareholder of record or a participant in a retirement or savings plan maintained by PPG and wish to attend the Annual Meeting, please indicate this desire when voting via the Internet or by telephone, so that we may send you an Admission Card. However, if you have a paper proxy card because you received the proxy materials in paper form, there is an Admission Card on the top half of the proxy card. Please tear off such Admission Card and bring it with you to the Annual Meeting, along with a photo ID.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting, you must bring proof of ownership, such as an account statement, that clearly shows that you held PPG common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain an Admission Card by sending your request and a copy of your proof of ownership to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, our Global Code of Ethics, Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Corporate Governance section of our website at www.ppg.com/investor. In addition, this information is available in print, without charge, to any shareholder who requests it by contacting our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

Who is soliciting my vote and what are the solicitation expenses?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our directors, officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice of Internet Availability and these proxy materials. We have hired D.F. King & Company to help us send out the proxy materials and to ask for proxies. The firm’s fee for these services is $12,000, plus out-of-pocket expenses. We will request brokers, banks and nominees who hold shares of PPG common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers, banks and nominees for their reasonable out-of-pocket expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I submit a proposal for consideration at the 2010 annual meeting?

To be considered for the 2010 annual meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. No proposal can be included in our proxy statement for the 2010 annual meeting unless it is received by our corporate secretary no later than November 6, 2009. The proposal must also comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.

Any shareholder whose proposal is not included in our proxy statement relating to the 2010 annual meeting and who intends to present business for consideration at such annual meeting must give notice to our corporate secretary in accordance with Section 1.4 of our Bylaws (which are available on the Corporate Governance section of our website at www.ppg.com/investor) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2010 annual meeting of shareholders is held on April 15, 2010, then the notice must be received by our corporate secretary on or before January 15, 2010.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend a candidate for director of PPG may write to Mr. David R. Whitwam, chairman of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

To be effective for consideration at the 2010 annual meeting, the recommendation must be received by our corporate secretary no later than January 15, 2010 and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission. For additional information regarding the recommendation procedures, please see “Corporate Governance—Shareholder Recommendations or Nominations for Director” on pages 15 through 16.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1: To elect four directors

Four directors are nominated for election to a class that will serve until the 2012 annual meeting of shareholders and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our Board of Directors in the event any nominee or nominees become unavailable for election. In the event that an incumbent director receives a greater number of votes against his or her election than votes for such election, he or she is required to tender his or her resignation for consideration by the Nominating and Governance Committee in accordance with our Bylaws, as described on page 17 under “Director Resignation Policy.” The principal occupations of, and certain other information regarding, the nominees and our continuing directors, as of February 20, 2009, are set forth below.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION

OF EACH OF THE FOUR DIRECTOR NOMINEES.

Nominees to Serve in a Class Whose Term Expires in 2012

CHARLES E. BUNCH, Chairman and Chief Executive Officer, PPG Industries, Inc. Mr. Bunch, 59, has been a Director of PPG since 2002. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch is also a director of the H. J. Heinz Company and The PNC Financial Services Group, Inc.

ROBERT RIPP, Chairman of Lightpath Technologies. Mr. Ripp, 67, has been a Director of PPG since 2003. He has been Director and Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector, since 1999. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. He was Chairman and Chief Executive Officer of AMP Incorporated, an electrical products company, from 1998 until AMP was acquired in April 1999. He is also a director of insurance company, ACE Limited.

THOMAS J. USHER, Chairman of the Board of Marathon Oil Corporation and the former Chairman of the Board of United States Steel Corporation. Mr. Usher, 66, has been a Director of PPG Industries since 1996. He was elected non-executive Chairman of Marathon Oil Corporation in 2001. Marathon is a global oil and natural gas production and refining company based in Houston, Texas. Mr. Usher had been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since 2001. He retired from the positions of Chief Executive Officer and President on September 30, 2004. He subsequently retired as Chairman of the Board of Directors on February 1, 2006. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of The PNC Financial Services Group, Inc. and H. J. Heinz Company.

DAVID R. WHITWAM, Retired Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 67, has been a Director of PPG since 1991. He was Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, from 1987 until his retirement in 2004. He is also a director of Convergys Corporation.

Continuing Directors—Term Expires in 2010

JAMES G. BERGES, Partner, Clayton, Dubilier & Rice. Mr. Berges, 61, has been a Director of PPG since 2000. He became a partner in Clayton, Dubilier & Rice, a private equity investment firm, in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also Chairman of HD Supply, Inc. and Sally Beauty Holdings.

VICTORIA F. HAYNES, President and Chief Executive Officer of RTI International. Dr. Haynes, 61, has been a Director of PPG since 2003. She has been the President and Chief Executive Officer of RTI International, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, since July 1999. She was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Company from 1992 to 1999. Ms. Haynes is also a director of Archer Daniels Midland Company, Nucor Corporation and Ziptronix, Inc.

MARTIN H. RICHENHAGEN, Chairman, President and Chief Executive Officer, AGCO Corporation. Mr. Richenhagen, 56, has been a Director of PPG since September 2007. He has been Chairman, President and Chief Executive Officer of AGCO Corporation, an agricultural equipment manufacturer, since 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a Swiss flooring materials company. From 1998 to 2003, he was with CLAAS KgaA MbH, a German-based manufacturer of agricultural and forest machinery, serving as Group President from 2000 until his departure in 2003.

Continuing Directors—Term Expires in 2011

HUGH GRANT, Chairman of the Board, President and Chief Executive Officer, Monsanto Company, a global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Mr. Grant, 50, has been a Director of PPG since 2005. He was named Executive Vice President and Chief Operating Officer of Monsanto Company at the time of an initial public offering in 2000 and remained in that position for the subsequent spin-off of the company in 2002. Mr. Grant was named to his current position in 2003.

MICHELE J. HOOPER, Managing Partner, The Directors’ Council. Ms. Hooper, 57, has been a Director of PPG since 1995. In 2003, she co-founded, and became the Managing Partner of, The Directors’ Council, a private company that works with corporate boards to increase their independence, effectiveness and diversity. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. She is also a director of AstraZeneca plc., UnitedHealth Group Incorporated and Warner Music Group.

ROBERT MEHRABIAN, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 67, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems, since 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in 1999 until 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from 1998 until 1999. He is also a director of The Bank of New York Mellon Corporation.

Proposal 2: To endorse Deloitte & Touche LLP as our independent registered public accounting firm for 2009

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2009. Deloitte & Touche LLP has been regularly engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the endorsement. If the selection of Deloitte & Touche LLP is not endorsed, the Audit Committee will reconsider the appointment of the Company’s independent registered public accounting firm. Even if the selection of Deloitte & Touche LLP is endorsed by our shareholders, the Audit Committee in its discretion could decide to terminate the engagement of Deloitte & Touche LLP and engage another firm if the committee determines such action to be necessary or desirable.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE

ENDORSEMENT OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Service Fees Paid to the Independent Registered Public Accounting Firm

During 2008 and 2007, we retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte & Touche”), to provide services in the following categories and amounts:

	2008	2007
Audit fees[1]	$8,468,752	$5,987,902
Audit-related fees[2]	159,591	191,776
Tax fees[3]	1,190,724	770,525
All other fees	0	0

Total All Fees	$9,819,067	$6,950,203

[1]

Fees related to the audit of the consolidated financial statements, comfort letters, statutory and regulatory audits, consents, quarterly reviews, consultations concerning financial accounting and reporting standards arising during the audits and $853,350 in 2008 and $856,200 in 2007 for the attestation of internal control over financial reporting as required by Sarbanes-Oxley Section 404. Fees in 2008 increased due to audit work related to the acquisition of SigmaKalon and the divestiture of our auto glass and services business.

[2]	Fees related to employee benefit plan audits and agreed-upon procedures engagements.

[3]	Fees related to tax compliance, planning and advice.

The majority of services performed by Deloitte & Touche in 2008 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures at its February 20, 2008 meeting. Additional services were approved during the year as needed, in accordance with this policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence. In 2008, no services (which pursuant to Securities and Exchange Commission regulations were considered de minimus) were provided by Deloitte & Touche that were approved by the Audit Committee after such services were performed.

Audit Committee Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax and other services that Deloitte & Touche may perform, and lists a range of fees for these services (referred to as the Service List). The service and fee ranges listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by Deloitte & Touche is not included in the Service List, the committee must specifically pre-approve it. Similarly, any individual engagement not specifically included in the Service List that exceeds $50,000 or is related to internal control must be pre-approved by the committee. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve up to $150,000 per engagement has been delegated to the Audit Committee chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the chair must be communicated to the full committee at the next scheduled meeting.

CORPORATE GOVERNANCE

Board Composition

PPG’s business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors is currently comprised of ten members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. The Board is elected by shareholders to oversee management of the Company in the long-term interests of all shareholders. The Board also considers the interests of other constituencies, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address particular needs as they change over time. The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at www.ppg.com/investor, and will be made available in print, without charge, to any shareholder upon written request delivered to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

The Board has a program for orienting new directors and for providing continuing education for all directors, including the reimbursement of expenses for continuing education. The Board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the Nominating and Governance Committee and has three parts: committee self-assessments, full Board evaluations and evaluations of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full Board evaluations consider the committee self-assessments, as well as the quality of the Board’s meeting agendas, materials and discussions. All assessments and evaluations focus on both strengths and opportunities for improvement.

Director Independence

In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. The categorical independence standards adopted by the Board are contained in the Corporate Governance Guidelines, which may be accessed from the Corporate Governance section of our website at www.ppg.com/investor, and will be made available in print, without charge, to any shareholder upon written request delivered to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. Based on these standards, at its meeting held on February 19, 2009, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

James G. Berges	Martin H. Richenhagen
Hugh Grant	Robert Ripp
Victoria F. Haynes	Thomas J. Usher
Michele J. Hooper	David R. Whitwam
Robert Mehrabian

In addition, based on such standards, the Board affirmatively determined that Mr. Bunch is not independent because he is the Chairman and Chief Executive Officer of PPG.

Review and Approval or Ratification of Transactions with Related Persons

In 2006, the Board and its Nominating and Governance Committee adopted written policies and procedures relating to approval or ratification of “Related Person Transactions.” Under these policies and procedures, the Nominating and Governance Committee (or its chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate:

■	The benefits to PPG of the transaction;

■

The impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

■	The availability of other sources for comparable products or services;

■	The terms of the transaction; and

■	The terms available to unrelated third parties or to employees generally.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or its chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

Under our policies and procedures, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of PPG’s last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Certain Relationships and Related Transactions

As discussed above, the Nominating and Governance Committee is charged with reviewing issues involving potential conflicts of interest and all Related Person Transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors and/or executive officers of PPG are directors and/or executive officers. The Nominating and Governance Committee does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2008 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

Board Meetings and Committees

The Board currently has four standing committees: Audit Committee, Nominating and Governance Committee, Officers-Directors Compensation Committee and Technology and Environment Committee. The current composition of each Board committee is indicated below. The charter of each Board committee is available on the Corporate Governance section of our website at www.ppg.com/investor and will be made available in print, without charge, to any shareholder upon written request delivered to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

Audit Committee	Nominating and Governance Committee	Officers-Directors Compensation Committee	Technology and Environment Committee

James G. Berges Michele J. Hooper* Martin H. Richenhagen Robert Ripp	James G. Berges Hugh Grant Victoria F. Haynes Michele J. Hooper David R. Whitwam*	Robert Mehrabian Robert Ripp Thomas J. Usher* David R. Whitwam	Hugh Grant Victoria F. Haynes Robert Mehrabian* Martin H. Richenhagen Thomas J. Usher

*	Committee Chair.

During 2008, the Board held nine meetings, the Audit Committee held six meetings, the Nominating and Governance Committee and the Officers-Directors Compensation Committee each held three meetings and the Technology and Environment Committee held two meetings. The average attendance at meetings of the Board and committees during 2008 was 90%, and no director attended less than 75% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders; however, all directors attended the 2008 annual meeting of shareholders.

Our independent directors meet separately, without any management present, at each meeting of the Board. The Board has designated the chair of the Nominating and Governance Committee, currently Mr. Whitwam, to serve as presiding director of the independent director sessions. In their discretion, the independent directors may select another independent director to serve as presiding director for a particular session.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The charter also provides that the committee shall be responsible to identify and recommend to the Board of Directors persons to be nominated by the Board to stand for election as directors at each annual meeting of shareholders, the persons to be elected by the Board to fill any vacancy or vacancies in its number, and the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, if any, and the other executive officers of PPG. The committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Audit Committee

The Audit Committee is comprised of four directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual financial statements and accounting and financial controls. The committee also appoints our independent registered public accounting firm and assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters. The Board has determined that each member of the committee is “financially literate” in accordance with the applicable rules of the New York Stock Exchange. In addition, the Board has determined that three members of the committee, including Ms. Hooper, the chair of the committee, are “audit committee financial experts” in accordance with the applicable rules of the Securities and Exchange Commission.

Audit Committee Report to Shareholders

The committee has oversight responsibility for our financial reporting process and the quality of our financial reporting, among other responsibilities. The committee operates under a written charter adopted by the Board of Directors. In connection with the December 31, 2008 financial statements, the committee:

■	Reviewed and discussed the audited financial statements with management;

■

Discussed with PPG’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS Nos. 89 and 90 and Rule 2-07 of Regulation S-X; and

■

Received the written independence disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Berges

Michele J. Hooper (Chair)

Martin H. Richenhagen

Robert Ripp

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Officers-Directors Compensation Committee

The Officers-Directors Compensation Committee is comprised of four directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York

Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

Committee meetings are regularly attended by our Chairman and Chief Executive Officer and our Vice President of Human Resources, as well as a representative of the outside compensation consulting firm retained by the committee, Frederic W. Cook & Co., Inc. At each meeting, the committee meets in executive session. The committee’s chair reports the committee’s recommendations on executive compensation to the Board. The human resources department supports the committee in its duties and, along with the Compensation and Employee Benefits Committee, a committee comprised of members of senior management, may be delegated authority to fulfill certain administrative duties regarding our compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and fixes the compensation and benefits of, all of our executive officers. Recommendations regarding compensation of other officers are made by our Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The committee regularly reviews tally sheets that set forth the Company’s total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG.

The committee engaged Frederic W. Cook & Co., Inc. to advise the committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co. provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Chief Executive Officer and on the recommendations being made by management for executives other than the Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. The only services that the compensation consultant performs for PPG are related to executive and director compensation and are in support of decisionmaking by the committee.

Officers-Directors Compensation Committee Report to Shareholders

We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 31, 2008.

The Officers-Directors Compensation Committee:

Robert Mehrabian

Robert Ripp

Thomas J. Usher (Chair)

David R. Whitwam

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Officers-Directors Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

No member of the Officers-Directors Compensation Committee was at any time during 2008 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no “compensation committee interlocks” existed during 2008.

Technology and Environment Committee

The Technology and Environment Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. The primary purpose of the committee is to discharge certain of the Board’s responsibilities relating to the oversight of programs, initiatives and activities of PPG in the areas of science, technology, environment, health and safety. The functions of the committee are primarily to assess the science and technology capabilities of PPG in all phases of its activities in relation to its corporate strategies and plans; review with management concerning existing and emerging technologies, and environment, health, safety and product stewardship issues, that can have a material impact on PPG; and review the status of our environment, health, safety and product stewardship policies, programs and practices.

Shareholder Recommendations or Nominations for Director

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and for recommending to the Board qualified candidates for nomination. The committee considers recommendations of potential candidates from current directors, management and shareholders. The committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates.

Qualifications. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates:

■	age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, the sciences, administration, government affairs or law;

■

candidates for director should have a knowledge of the national and international operations of industrial businesses such as those of PPG with special emphasis, whenever possible, on the United States, Canada, Europe, Asia and Latin America;

■	candidates for director should be cognizant of PPG’s societal responsibilities in conducting its operations;

■

each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;

■

in accordance with our Retirement Policy for Directors, absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board’s guidance of PPG’s affairs; and

■	the Board will be comprised of a majority of independent directors.

In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:

■	be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;

■	challenge management, in a constructive way, to reach PPG’s goals and objectives;

■	be sensitive to the cultural and geographical diversity of shareholders, associates, operations and interests;

■

be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals who are scientifically-oriented, educators and government officials having corporate experience, whenever the needs of PPG indicate such membership would be appropriate;

■	include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and

■	be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.

Process. Shareholders wishing to recommend or nominate a nominee for director should send such recommendation or nomination in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. A shareholder recommendation of a director nominee should be submitted with the same information as required by our Bylaws to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders, as set forth below.

Our Bylaws provide that nominations for persons to stand for election as directors may be made by holders of record of PPG common stock, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by our corporate secretary not later than:

■	with respect to an election to be held at an annual meeting of shareholders held on the third Thursday in April, 90 days prior to such annual meeting; and

■

with respect to an election to be held at an annual meeting of shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.

Each notice of recommendation or nomination from a shareholder must include:

■	the name and address of the shareholder who is making the recommendation, or who intends to make the nomination, as the case may be, and of the person or persons to be recommended or nominated;

■

a description of all arrangements or understandings between the shareholder and each person being recommended or nominated, as the case may be, and any other person or persons (naming such person or persons) pursuant to which the recommendation or nomination is to be made by the shareholder;

■

such other information regarding the person being recommended or nominated as would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board; and

■	the written consent of each nominee, signed by such nominee, to serve as a director if so elected.

In addition to the notice requirements listed above, our Bylaws also require to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders a representation that the shareholder is a holder of record of PPG common stock entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected by majority vote in an “uncontested election” (where the number of nominees does not exceed the number of directors to be elected), such director must offer to tender his or her resignation to our Board of Directors. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision with respect to such resignation. The election of directors that will be held at the Annual Meeting is an uncontested election.

Codes of Ethics

Our Global Code of Ethics, which is applicable to all directors and employees worldwide, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. We also have a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Global Code of Ethics and Code of Ethics for Senior Financial Officers are available on the Corporate Governance section of our website at www.ppg.com/investor, and are also available in print, without charge, to any shareholder who requests a copy. In addition, we intend to post on our website all disclosures that are required by law, the Form 8-K rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our codes.

The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call a toll-free number to submit a report. In North America, this number is (800) 742-9687. This number is operational 24 hours a day, seven days a week. Ethics hotline numbers for other regions may be found on the Ethics page on the Corporate Governance section of our website at www.ppg.com/investor.

Communications with the Board

Shareholders and other interested parties may send communications to the Board, the independent directors (individually or as a group) or the presiding director in writing by sending them in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

Compensation of Directors

Overview

The compensation program for the directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Officers-Directors Compensation Committee to ensure that the program remains competitive. As a part of the committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. The companies comprising this comparison group are used for review of the executive officer compensation program as well and are:

3M Company	Eastman Chemical Company	Honeywell International Inc.	Monsanto Company
Air Products and Chemicals, Inc.	Eaton Corporation	Illinois Tool Works Inc.	Praxair, Inc.
Alcoa Inc.	Ecolab Inc.	International Paper Company	Rohm and Haas Company
The Dow Chemical Company	Emerson Electric Co.	ITT Corporation	The Sherwin-Williams Company
E. I. du Pont de Nemours and Company	Goodyear Tire & Rubber Company	Johnson Controls, Inc.	Textron Inc.

Taking into consideration the size of PPG relative to this comparison group and advice from Frederic W. Cook & Co., Inc., the committee reports its recommendations to the Board for approval. Changes to this group were made in 2008 and are described on page 23. The committee may not set director compensation, but only makes recommendations to the Board. Changes to the non-employee directors’ compensation program generally become effective as of the year following adoption.

Directors Compensation Table

(2008)

	Fees Earned or Paid in Cash ($)[1]
Name	Annual Retainer	Committee Chair Fees	Stock Awards[2]	Option Awards[3]	All Other Compensation[4]	Total
J. G. Berges	$90,000	$0	$72,048	$1,780	$10,000	$173,828
H. Grant	$90,000	$0	$61,760	$0	$0	$151,760
V. F. Haynes	$90,000	$0	$72,048	$1,780	$0	$163,828
M. J. Hooper	$90,000	$15,000	$72,048	$1,780	$0	$178,828
R. Mehrabian	$90,000	$10,000	$72,048	$1,780	$2,500	$176,328
M. H. Richenhagen	$90,000	$0	$65,023	$0	$0	$155,023
R. Ripp	$90,000	$0	$72,048	$1,780	$10,000	$173,828
T. J. Usher	$90,000	$10,000	$72,048	$1,780	$10,000	$183,828
D. R. Whitwam	$90,000	$10,000	$72,048	$1,780	$0	$173,828

[1]

Fees include an annual cash retainer of $90,000, plus an additional committee chair retainer. The chair of the Audit Committee receives an annual retainer of $15,000, while the chairs of the other committees receive an annual retainer of $10,000.

[2]

In February 2008, each director received 1,178 time-based restricted stock units, or RSUs. The RSUs will vest on February 20, 2011. Dollar values represent the expense recognized for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards (“FAS”) No. 123R. The grant date fair value of each RSU grant was $63.69. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 20 to our Financial Statements for the year ended December 31, 2008, which is located on pages 64 through 65 of our Annual Report on Form 10-K. As of December 31, 2008, each director had the following number of RSUs outstanding: J.G. Berges, 3,060; H. Grant, 3,060; V.F. Haynes, 3,060; M.J. Hooper, 3,060; R. Mehrabian, 3,060; M.H. Richenhagen, 1,178; R. Ripp, 3,060; T.J. Usher, 3,060; and D.R. Whitwam, 3,060.

[3]

Stock options were last awarded to directors in 2005. All such options, which have a ten-year term, have vested. Dollar values represent the expense recognized for financial statement purposes for the year ended December 31, 2008, in accordance with FAS 123R, and thus include amounts from awards granted prior to 2008. The fair market value of each stock option grant was $17.09 in 2005. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 20 to our Financial Statements for the year ended December 31, 2008, which is located on pages 64 through 65 of our Annual Report on Form 10-K. As of December 31, 2008, each director had the following number of option awards outstanding: J.G. Berges, 12,500; H. Grant, 0; V.F. Haynes, 5,000; M.J. Hooper, 15,000; R. Mehrabian, 15,000; M.H. Richenhagen, 0; R. Ripp, 5,000; T.J. Usher, 15,000; and D.R. Whitwam, 15,000.

[4]

Amounts in this column reflect donations made by the PPG Industries Foundation under our charitable awards program. For additional information about the program, see “Charitable Awards Program” on page 21.

Annual Retainer

For 2008, each of our non-employee directors received an annual retainer with a value equal to $165,000, of which $90,000 was paid in cash and $75,000 in equity in the form of restricted stock units, or RSUs. The cash portion of the retainer was payable in quarterly installments, with the first quarterly installment paid after the annual shareholders meeting. The number of RSUs a director received was determined by dividing $75,000 by the closing price of our stock on the grant date, which was the date of the February meeting of the Officers-Directors Compensation Committee. An RSU represents the right to receive a share of PPG common stock upon vesting. Each RSU grant vests three years after the grant date and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock.

Beginning in 2009, the value of the annual retainer will be increased to $200,000, split equally between cash and RSUs. These changes were based on a competitive analysis of our comparison set of companies and market trends provided by Frederic W. Cook & Co., Inc.

Additional Retainers for Committee Chairs

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. For 2008, the additional annual retainer for service as a committee chair was:

Committee	Retainer Amount
Audit	$15,000
Nominating and Governance	$10,000
Officers-Directors Compensation	$10,000
Technology and Environment	$10,000

Insurance Coverage

We pay the premiums to provide each of our non-employee directors with the following insurance coverage:

■

Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life, and up to 100% of the death benefit for loss of limb. The aggregate cost to PPG of providing this coverage to each non-employee director for 2008 was $2,387; and

■

PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance, for travel on a PPG-owned aircraft, and a reduced amount for travel on a PPG leased or chartered aircraft. The aggregate cost to PPG of providing this coverage to each non-employee director for 2008 was $17,593.

Deferred Compensation

A non-employee director may elect to have all or a portion of his or her retainer fees (including fees payable in RSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of such fees until after the director leaves the Board. All amounts held in a director’s account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the New York Stock Exchange on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock.

Each non-employee director will generally be paid his or her deferred compensation account balance no earlier than six months and ten days after leaving the Board of Directors, except in circumstances of death or disability, in which case payment shall be made as soon as administratively possible. Each non-employee director’s account balance related to compensation deferred on or after January 1, 2005 will be paid in a lump sum; however, a non-employee director may elect to receive payment of his or her account balance related to compensation deferred prior to January 1, 2005 in one to fifteen annual installments. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director’s deferred account (and cash as to any fractional common stock equivalents).

Charitable Awards Program

As part of our overall program to promote charitable giving, we established a directors’ charitable award program funded by insurance policies on the lives of directors who were initially elected before July 17, 2003. Upon the death of any of these directors, PPG will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by any such director and approved by PPG. We will subsequently be reimbursed from the proceeds of the life insurance policies. Directors derive no financial benefit from this program since all charitable deductions accrue solely to PPG. This program is not applicable to any director initially elected on or after July 17, 2003. The aggregate cost of this program to PPG for 2008 was $42,370.

In addition to the above program, all of our current directors are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by our non-employee directors by matching his or her contributions to eligible institutions. Matching contributions of up to a total of $10,000 per year may be made under the program. Eligible institutions include colleges or universities, private secondary schools, cultural institutions and organizations serving exceptional children.

Stock Ownership

We established stock ownership guidelines for all non-employee directors effective January 1, 2005. Each non-employee director should own 5,000 shares of our stock within five years of his or her election to the Board. For non-employee directors, unvested RSUs and common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Unexercised and unvested stock options are not counted for these purposes. Mr. Richenhagen is within his five-year compliance period and should meet the ownership requirement by the end of such period. All other non-employee directors have met or exceeded the ownership requirement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

PPG’s philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

■	Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;

■	Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in shareholder value; and

■	More closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon financial performance and total shareholder return.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

■	Base salary;

■	Annual incentive awards; and

■	Long-term, equity-based incentives.

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is at-risk, with the payment being contingent on the achievement of performance goals. The portion of compensation at-risk increases with the executive’s level of responsibility. This provides more upside potential and downside risk for more senior positions because these roles have greater leadership responsibility and influence on the performance of the Company as a whole.

Annual Compensation Programs

Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation. Please note that “total annual compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total” compensation column of the Summary Compensation Table below on page 35, which includes long-term incentive and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at the “market value” for that position.

To determine market value, the compensation committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of manufacturing companies. We target the median levels of compensation to derive our market value by adjusting this compensation data to reflect differences in Company revenues using a statistical technique called “regression.” Market values from the survey data are used to determine market value for all executive officer positions. Comparator group data is blended with survey data for executive officer positions for which comparator group data is available and determined to be a suitable reference point.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The selection of companies comprising our comparator group is based on similarity in revenue size, lines of business, participation in global markets and market capitalization. The compensation committee regularly reviews this group of companies with our independent executive compensation consultant, Frederic W. Cook & Co., Inc., to ensure that it remains an appropriate benchmark for us. Our comparator group for 2008 compensation purposes was comprised of the 20 companies listed below:

3M Company	Eastman Chemical Company	Honeywell International Inc.	Monsanto Company
Air Products and Chemicals, Inc.	Eaton Corporation	Illinois Tool Works Inc.	Praxair, Inc.
Alcoa Inc.	Ecolab Inc.	International Paper Company	Rohm and Haas Company
The Dow Chemical Company	Emerson Electric Co.	ITT Corporation	The Sherwin-Williams Company
E. I. du Pont de Nemours and Company	Goodyear Tire & Rubber Company	Johnson Controls, Inc.	Textron Inc.

Emerson Electric Co. and Goodyear Tire & Rubber Company were added to the comparator group in 2008, replacing Lear Corporation and Weyerhaeuser Company. These changes were made because Lear Corporation and Weyerhaeuser Company no longer satisfied the criteria used for selecting our comparator group.

As part of its compensation analysis, the compensation committee annually reviews a pay-for-performance study provided by our compensation consultant. The study compares PPG’s performance, annual pay (base salary plus bonus) and equity compensation with the actual results of our comparator group. Specifically, the committee reviews a rank ordering of all companies on dimensions of size, growth, profitability and shareholder return, as well as annual pay to named executive officers. The review enables the committee to calibrate its future compensation decisions.

In addition, the compensation committee annually reviews a tally sheet of each executive officer’s compensation. Each such tally sheet includes detailed data for each of the following compensation elements:

■	Annual compensation: Information regarding base salary and annual incentive targets for the current year;

■

Long-term incentive awards: Information regarding all equity-based awards, whether vested or unvested, including total pre-tax value to the executive and holdings relative to our stock ownership guidelines (discussed on page 34);

■

Benefits and perquisites: Line item summary showing the annualized cost to the Company of health and welfare benefits, life insurance and perquisites, as well as the value of the related tax reimbursements, if any;

■

Pension and deferred compensation: Annualized cost to the Company of pension plan benefits (qualified plan and non-qualified plan) and defined contribution plans (401(k) and deferred compensation); and

■	Description and quantification of all compensation and benefits payable upon retirement, termination of employment or change in control.

The compensation committee reviews the information presented in the tally sheet to ensure that it is informed of the compensation and benefits each executive is receiving annually.

Annual Compensation Policies. Our annual compensation policies reflect our pay-for-performance philosophy. We set total annual compensation for our executive officers to be competitive with the market value for comparable positions, taking into account each executive’s experience in the position and performance. However, historically we have maintained base salaries, which are the fixed component of annual compensation, below market value, thereby putting a larger portion of the executive’s annual compensation at-risk.

Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

Base Salary. Based on the compensation committee’s review of the applicable compensation data, as discussed above, base salaries of all executives for 2008 were set in relation to the market value for comparable positions. Mr. Bunch’s base salary was increased to $1,050,000 on March 1, 2008, representing a 5% increase over his 2007 base salary. Since Mr. Bunch was promoted to the position of chairman and chief executive officer on July 1, 2005, his annual salary increases have been designed to bring him, over a three-year period, to a more competitive level for his position, provided he maintains a successful level of performance. Also as a result of the 2008 annual review, effective March 1, 2008, Mr. Hernandez received a base salary increase of $25,000, Mr. Diggs received a base salary increase of $15,000, and Messrs. Alexander and Wulfsohn each received a base salary increase of $20,000. These increases were made based on the performance of each such executive and the market value for comparable positions.

The compensation committee determined that 2009 base salaries for executive officers will remain at 2008 levels due to the substantial decline in global business activity in the fourth quarter of 2008 and the projection that this condition will continue in 2009.

Annual Incentive Awards. Annual incentive awards generally are targeted at levels higher than market value for comparable positions. This offsets the below market value of our base salaries and reflects our view that larger amounts of an executive’s annual compensation should be at-risk. In February 2008, the compensation committee determined that the incentive award pool for 2008 annual incentive awards to executive officers would be equal to 1% of adjusted consolidated earnings from operations on a pre-tax basis excluding minority interest for the year ended December 31, 2008. Consolidated earnings is determined in accordance with generally accepted accounting principles, as reflected in our audited consolidated statement of income, and includes any non-operating adjustments approved by the committee. The committee has established guidelines for certain types of non-operating adjustments that may be used by the committee in determining adjusted consolidated earnings for these purposes. These adjustments generally relate to legacy litigation or legacy environmental remediation, accounting rule changes and major portfolio changes, including planned restructuring initiatives. These categories were established to allow the committee to better evaluate annual operational performance. The committee also established that the maximum annual incentive award that could be paid out of the pool to our chief executive officer would be equal to 30% of the pool; the maximum annual incentive award that could be paid out of the pool to our next two most highly compensated executive officers would be equal to 20% of the pool; and the maximum award that could be paid out of the pool to each of the other executive officers named in the Summary Compensation Table would be equal to 15% of the pool.

Although the annual incentive award pool and the percentage of the pool allocated to each executive officer determines the maximum amount that can be paid individually and in the aggregate, the compensation committee’s practice has been to approve annual incentive awards based primarily on target levels set for each executive officer and pre-established, short-term performance objectives. Thus, on an annual basis, the committee establishes a target annual incentive award for each executive officer based on the executive’s position and the market value of comparable positions in our comparator group. For 2008, this target, expressed as a percentage of base salary, ranged from 78% to 130%, depending on the executive officer’s position. The amount of an executive’s actual annual incentive award, in relation to the executive’s target opportunity, is determined on the basis of achievement of short-term performance objectives.

The performance objectives for our chief executive officer, chief financial officer and general counsel include specific financial targets for Company performance (weighted 70%) and personal performance (weighted 30%). The performance objectives for other executive officers include specific financial targets for Company performance (weighted 20%), business performance (weighted 50%) and personal performance (weighted 30%).

The potential payout of the Company performance component of the annual incentive is based on a pre-determined schedule, recommended by management and approved by the compensation committee. The schedule corresponds to various levels of potential Company financial performance measured by adjusted earnings per share (weighted 80%) and cash flow from operations (weighted 20%), assuming the adjusted earnings per share threshold is met. The maximum payout of this component under the schedule is 220% of target, subject to the limitations discussed above. If minimum thresholds of Company financial performance are not achieved, in accordance with the pre-determined schedule, no payouts for this component may be made. Over the past ten years, actual payouts of the Company performance component of the annual incentive have ranged from 70% to 190% of target.

In assessing Company performance against objectives, the compensation committee considers actual results against the approved target objectives, considering whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results, and the extent to which economic assumptions underlying the performance targets were accurate. The overall assessment for Company performance then determines the percent of the target award that will be paid to each executive for the Company performance component of the annual incentive award.

The compensation committee approved the corporate performance scale based on 80% adjusted earnings per share and 20% cash flow from operations (assuming the adjusted earnings per share threshold is met) in 2008 in an effort to evaluate corporate performance more broadly for annual incentive purposes by using a second strategically important performance metric. Previously, the committee primarily considered adjusted earnings per share and reviewed associated targets for return on capital and return on equity in evaluating the Company’s financial performance.

The 2008 predetermined Company financial performance standard that would generate a target bonus was adjusted earnings per share of $4.86 and cash flow from operations of $1,206 million. This target compares to actual results for 2007 of $5.33 adjusted earnings per share and takes into consideration the cyclical nature of certain businesses in our portfolio. The approved performance standard for 2008 included a threshold adjusted earnings per share of $4.12, below which no bonus would be paid and a maximum bonus opportunity of 220%, if adjusted earnings per share of $5.83 and cash flow from operations of $1,447 million were achieved.

The actual Company financial performance for 2008 was $4.56 adjusted earnings per share, and cash flow from operations of $1,394 million. Adjustments to earnings included $0.68 for planned acquisition and divestiture related charges, $0.01 for legacy asbestos litigation charges, $0.67 for planned restructuring charges and $0.05 for the income from, and gain on, the planned divestiture. Cash flow was adjusted by $36 million primarily for the cash costs associated with the planned restructuring. Adjusted earnings per share of $4.56 and cash flow from operations of $1,394 million resulted in a payout of 98% for the Company performance component, based on the pre-determined schedule.

The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual’s job responsibilities. The personal performance assessment of our chief executive officer is determined by the compensation committee, with input from the other non-management members of the Board. The personal performance of each other executive officer is determined by our chief executive officer. For 2008, Mr. Bunch’s personal performance was highly rated based on successful completion of strategic, transformational actions that will benefit the Company for the long term. The personal performance of each of the other executive officers named in the Summary Compensation Table included ratings both above and below target expectation based on their contribution to 2008 business results and accomplishment of personal strategic objectives.

Business unit short-term performance objectives and their assessment are specific to each particular business, and are based on earnings and cash flow before interest and taxes and performance against strategic milestones, as determined by management. The overall assessment of business performance determines the percent of target paid to applicable executives for the business component of the annual incentive award. Final awards for the executive officers named in the Summary Compensation Table are subject to the negative discretion of the compensation committee.

For 2008, we assessed the performance of 13 defined businesses against the criteria discussed above. Actual payouts of the business performance component ranged from 0% to 220% of target. The business performance component payouts for two of our executive officers named in the Summary Compensation Table, Messrs. Alexander and Wulfsohn, are a blend of payouts based on the performance of each of the specific businesses for which each of them is responsible.

The level of achievement of business, corporate and personal performance objectives for 2008 for Messrs. Alexander and Wulfsohn corresponded to payouts of 119% and 75%, respectively. The annual incentive awards actually paid to each of these executives for 2008 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 35. While serving as executive officers over the past three years, the annual incentive awards for these executive officers have ranged from 75% to 176% of target.

Annual incentive awards are payable in cash, except that any executive who does not meet the stock ownership guidelines described under “PPG Stock Ownership Guidelines” on page 34 receives 20% of his or her annual incentive award in the form of PPG common stock. Mr. Wulfsohn received 20% of his 2008 annual incentive award in PPG common stock. Such stock is restricted from sale by such executive for a period of between two and five years, depending upon the level of stock ownership of the executive. Participants are entitled to defer part or all of an annual incentive award under our deferred compensation plan. For additional information concerning our deferred compensation plan, see “Deferred Compensation Opportunities” on pages 31 through 32.

Long-Term Incentive Compensation

Our compensation committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives’ financial interests with the interests of shareholders and rewarding the achievement of PPG’s long-term strategic goals. Payment of long-term incentive awards is based solely on Company performance. Grants are targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the committee reviews and approves equity-based compensation for that year to be granted to executive officers. Three types of long-term incentive awards are granted annually to executive officers:

■	Stock options;

■	Total Shareholder Return contingent shares, or TSR shares; and

■	Restricted Stock Units, or RSUs.

The number of stock options, TSR shares and RSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of manufacturing companies represented in nationally-recognized executive compensation surveys.

These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance—stock price appreciation, total return to shareholders and solid financial performance. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in TSR shares and one-third is in RSUs. The compensation committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.

Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2008 were granted from our shareholder-approved Omnibus Incentive Plan. Some features of our stock option program include:

■	Options become exercisable on the third anniversary of the date of grant;

■	The term of each grant does not exceed ten years;

■	The exercise price is equal to the closing market price on the date of grant (we do not backdate or grant discounted stock options);

■	Initial grants since January 1, 2003 do not include “reload” or “restored” provisions; and

■	Repricing of stock options is prohibited.

We continue to use stock options as a long-term incentive because stock options focus the management team on increasing longer-term value for shareholders. For additional information concerning the timing of grants of stock options, see “Our Policies with Respect to the Granting of Equity Awards” on page 33. In February 2008, the following stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 95,000; Mr. Hernandez, 25,000; Mr. Diggs, 20,000; Mr. Alexander, 16,200; and Mr. Wulfsohn, 16,200. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above.

As shown in the Outstanding Equity Awards at Fiscal Year-End table and related footnotes on pages 38 through 39, the executive officers named in the Summary Compensation Table have in prior years exercised existing stock options in a manner entitling them to receive “reload” or “restored” options under the restored options provisions of stock option grants made before January 1, 2003. There were no such exercises in 2008. The restored options provisions are inapplicable to new option awards granted on or after January 1, 2003, and the Omnibus Incentive Plan does not permit the granting of restored options.

TSR Shares.

Basis of Payout		Performance Period	Vesting and Payout of Benefit
• Total shareholder return of PPG compared to total shareholder return for S&P 500 companies • Payout is 0% to 220% of original TSR shares awarded:		2008 through 2010

•     Vest on last day of performance period

•     Settled in a combination of cash and shares at end of performance period

•     Dividend equivalents are awarded during performance period, based on original TSR shares awarded (for 2009, changes were made to this provision that modify the timing and calculation of dividend equivalents, see “2009 Changes to Compensation Program” on page 34)

PPG TSR	Grant Payout
90th percentile	220%
80th percentile	180%
70th percentile	140%
60th percentile	100%
50th percentile	80%
40th percentile	50%
30th percentile	30%
Below	0%

TSR shares represent a contingent share grant that is made at the beginning of a three-year performance period and vests on the last day of the performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the three-year period, depending upon our total shareholder return in relation to the total shareholder return of a comparison set of companies during that period. The calculation of total shareholder return assumes that all dividends were reinvested. In prior years, the S&P 500 and/or the S&P 500 Materials Sector served as comparison sets, and the grant payout results from those companies were averaged, with each carrying equal weight. In 2008, the compensation committee determined that the entire S&P 500 was the appropriate peer group against which we will measure our total shareholder return. The Company discontinued the use of the S&P 500 Materials Sector because of its relatively small size and lack of diversified companies in similar markets as PPG.

If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 60th percentile rank, which allows for a 100% payout only if our performance is greater than the median performance for the comparison sets of companies. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 220% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded over the performance period, based on the original contingent TSR share grant for grants prior to 2009. (For a description of recent changes to our compensation program that modify the timing and calculation of dividend equivalents awarded on TSR shares, see “2009 Changes to Compensation Program” on page 34.) TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison sets of companies, which is consistent with our pay-for-performance compensation philosophy. In keeping with such philosophy, the Company lowered the TSR payout percentages below the 50th percentile in 2008. The Company reduced from 60% to 50% the payout at the 40th percentile rank and from 40% to 30% the payout at the 30th percentile rank. These payout reductions apply to TSR grants made in 2008 and subsequent years.

In February 2008, the following TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 23,000; Mr. Hernandez, 6,000; Mr. Diggs, 5,000; Mr. Alexander, 4,000; and Mr. Wulfsohn, 4,000. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

The Company made 2008 payouts of TSR shares granted in 2006. For purposes of 2006 TSR grants, PPG’s total shareholder return was measured against that of the entire S&P 500 and the S&P 500 Materials Sector over the three-year period ending December 31, 2008. PPG’s rankings on the performance measures were at the 47th and 33rd percentile levels, respectively, resulting in payouts at 61% of target. The payouts were distributed 50% in shares of PPG common stock and 50% in cash. The cash determination was based on the average PPG stock closing price during the month of December 2008. Payouts to the executive officers named in the Summary Compensation Table for the 2006 TSR grants were: Mr. Bunch, 6,100 shares and $257,420; Mr. Hernandez, 1,830 shares and $77,226; Mr. Diggs, 1,525 shares and $64,355; Mr. Alexander, 1,067 shares and $45,070; and Mr. Wulfsohn, 1,067 shares and $45,070.

RSUs.

Basis of Payout		Performance Period	Vesting and Payout of Benefit
• Either 10% growth in earnings per share or 11% cash flow return on capital • Payout is 0% to 180% of original RSU shares awarded:		2008 through 2010	• Vest on last day of performance period • Settled in shares in the February immediately after the end of performance period • No dividend equivalents are paid during performance period
Goals Attained in Performance Period	Payout
6 goals	180%
4 or 5 goals in 3 years	150%
4 goals in 2 years	100%
3 goals	100%
2 goals	50%
1 goal	25%
0 goals	0%

RSUs represent a contingent share grant that is made at the beginning of a three-year performance period and vests on the last day of the performance period. If we achieve certain pre-determined performance thresholds, payment is settled in shares of PPG common stock in the February immediately after the end of the three-year performance period. For purposes of 2008 awards of

RSUs, the applicable performance criteria are 10% growth in earnings per share or 11% cash flow return on capital, taking into account the same adjustment categories utilized by the compensation committee in determining earnings per share for purposes of annual incentive awards (see “Annual Incentive Awards” above). If minimum performance is not achieved, no shares are issued with respect to the grant. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of an RSU ranges from 0% to 180% of the original number of contingent shares awarded, depending on the number of years during the three-year period that the performance thresholds are met (see the table above for a breakdown of the payout percentages). No dividend equivalents are awarded on outstanding performance-based RSUs. By including performance-based RSUs in the long-term incentive mix, executives are rewarded when long-term financial performance objectives are achieved.

The compensation committee revised the RSU payout schedule in 2008. It raised the performance bar by setting the payout at 25% of the contingent grant if only one performance goal is achieved in the three-year performance period, 50% if only two goals are met and 100% if only three goals are met. In addition, the committee increased the upside payout to 180% of the contingent grant when both performance goals are met in each of the three years. RSU grants made prior to 2008 will continue to use the previously adopted payout schedule: 150% of contingent grant if at least one of the performance goals is met in each of the three years, 100% if at least one of the goals is met in two of the three years, 50% if at least one of the goals is met in one of the three years and 0% if neither goal is met in any of the three years. The committee also changed the vesting date for RSUs in 2008. All RSUs awarded in 2008 and subsequent years will vest on the last day of the performance period. RSUs awarded prior to 2008 vest in the February immediately after the end of the performance period.

Prior to 2007, the cash flow return on capital, or ROC, goal for the RSU program was set at 10%. As of December 31, 2006, PPG adopted FAS 158, which resulted in a reduction in PPG’s total shareholders’ equity, thus causing a reduction to average capital employed. As a result, the compensation committee approved increasing the cash flow ROC goal to 11% for 2007 and subsequent years in order to establish a comparable goal level. Grants made prior to 2007 will continue to use the pre-FAS 158 rule for measuring cash flow ROC against the 10% goal level in each year of the performance period.

In February 2008, the following RSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 23,000; Mr. Hernandez, 6,000; Mr. Diggs, 5,000; Mr. Alexander, 4,000; and Mr. Wulsohn, 4,000. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

The performance period for the RSUs granted in 2006 ended on December 31, 2008. For such 2006 grants, at least one of the annual goals was achieved in each of the three years, yielding a payout at 150% of target. Specifically, the results were as follows:

RSU Performance Measures—2006-2008 Performance Period

Year	EPS Growth	Cash Flow ROC	Met One Goal
2006	19.7%	11.3%	Yes
2007	4.5%	12.7%	Yes
2008	(14.6)%	12.1%	Yes

Share payouts in February 2009 to the executive officers named in the Summary Compensation Table for the 2006 RSU grants were: Mr. Bunch, 30,000; Mr. Hernandez, 9,000; Mr. Diggs, 7,500; Mr. Alexander, 5,250; and Mr. Wulfsohn, 5,250. Since share vesting occurred in February 2009, these payouts will be reflected in the Option Exercises and Stock Vested table in next year’s proxy statement for the 2010 annual meeting of shareholders.

The Option Exercises and Stock Vested table on page 40 reflects the following share payouts for the 2005 RSU grants, which were described in last year’s proxy statement, because vesting occurred in February 2008: Mr. Bunch, 30,000; Mr. Hernandez, 9,000; Mr. Diggs, 7,500; Mr. Alexander, 4,500; and Mr. Wulfsohn, 4,500.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites include financial counseling services, payment of organizational membership dues and limited personal use of PPG’s corporate aircraft. Other benefits include executive life insurance, Company matching contributions under our broadly-based Employee Savings Plan, Company matching contributions under our Deferred Compensation Plan and, prior to 2009, additional income paid to reimburse executives for personal tax liability on perquisites. (For a description of recent changes to our compensation program that eliminate tax gross ups on perquisites, see “2009 Changes to Compensation Program” on page 34.) These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table on page 35 and in the All Other Compensation Table on page 36.

We also provide other benefits, such as medical, dental and life insurance and disability coverage, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. Under our benefit plans, eligible employees, including the executives, can purchase a higher level of coverage for certain benefits. In addition, all of our U.S. executive officers are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by all of our U.S. employees by matching his or her contributions to eligible institutions. Matching contributions of up to a total of $10,000 per year may be made under the program. Eligible institutions include colleges or universities, private secondary schools, cultural institutions and organizations serving exceptional children. The value of these benefits is not included in the Summary Compensation Table because such benefits are made available on a Company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, unfunded, deferred compensation plan available to all U.S.-based executive officers and other participants in our management incentive plans to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental contributions equal to the contributions they would have received under our Employee Savings Plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG common stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant’s investment account is based on the value of the investments selected. Benefits are paid out of our general assets. For additional information concerning our Deferred Compensation Plan, see the Non-Qualified Deferred Compensation Table and accompanying narrative on pages 42 through 43.

Retirement Plans

We maintain both a tax-qualified defined benefit pension plan, called the Retirement Income Plan, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan, in which each of the executive officers named in the Summary Compensation Table participate. The compensation covered by our Retirement Income Plan, which is compulsory and noncontributory, is the base salary of a participant as limited by applicable Internal Revenue Service regulations. Our Non-Qualified Retirement Plan is an unfunded supplemental plan that provides benefits paid out of our general assets in an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Income Plan. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for all U.S. management bonus program participants (currently over 1,000). We believe this supplemental retirement benefit is competitive with that provided by other companies with which we compete for executive talent. For additional information concerning our retirement plans, see “Pension Benefits” on pages 40 through 41.

Historically, a short service provision was granted to selected experienced executives as part of their hiring arrangements. This provision enabled us to accelerate the executive’s Company service (1.5 years credited for each actual year of service, up to a maximum of 30 years) in the Non-Qualified Retirement Plan in order to facilitate late-career employment changes. This short service provision currently is in effect for six employees, including Messrs. Diggs, Hernandez and Wulfsohn, who are executive officers named in the Summary Compensation Table. Any executive that we hire on or after January 1, 2006 will not be eligible for this benefit as a result of an amendment to the Non-Qualified Retirement Plan.

Change In Control Employment Agreements

We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as “change in control” is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and ensure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. In 2007, the compensation committee approved certain modifications for change in control agreements entered into beginning in 2008. For additional information concerning our change in control agreements, see “Potential Payments Upon Termination or Change in Control” on pages 44 through 50.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation programs. For example, we considered limitations on the deductibility of personal use of corporate aircraft under the American Jobs Creation Act when adopting our policies regarding use of our aircraft by executive officers. In addition, we have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Financial Restatement

It is our policy that we will, to the extent permitted by governing law, seek recoupment of incentive compensation paid to any executive officer where:

■	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

■	the executive officer is found to have engaged in fraud or misconduct that caused or partially caused the need for the restatement; and

■	a lower payment would have been made to the executive officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our Policies with Respect to the Granting of Equity Awards

Equity awards may be granted by either the compensation committee or its delegate. The committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the committee. The Board generally does not grant equity awards, although the committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Equity awards are granted in February at a regularly scheduled meeting of the compensation committee, and as a general rule further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. On limited occasion, grants may occur at an interim meeting of the committee, primarily for the purpose of approving a compensation package for a newly hired or promoted executive. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion, not our stock price or the timing of any release of Company information.

Option Exercise Price. The exercise price of a newly granted stock option is the closing price on the New York Stock Exchange on the date of grant. With respect to the occasional interim grants to a newly hired or promoted executive, the exercise price is the closing price on the New York Stock Exchange on the date of grant, which is the later of the approval date or the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period.

PPG Stock Ownership Guidelines

The compensation committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003, the compensation committee implemented stock ownership guidelines applicable to all of our officers, based on a multiple of base salary. The current stock ownership guidelines are:

Chief Executive Officer	5 times base salary
Other executive officers	3 times base salary
Other officers	2 times base salary

Ownership, for purposes of these guidelines, includes shares of PPG common stock personally owned, as well as all stock holdings in PPG’s savings plan and deferred compensation accounts. Unexercised options and unvested shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion, absent unusual circumstances. All executive officers named in the Summary Compensation Table have met their ownership requirements, except for Mr. Wulfsohn. Mr. Wulfsohn is within his five-year compliance period and should meet the ownership requirement by the end of such period.

Securities Trading Policy

Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of PPG’s securities. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and other hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

2009 Changes to Compensation Program

In February 2009, as part of its annual review process, the compensation committee made three changes to the executive compensation program. These changes, effective for 2009, are described below:

■	Executives will not be reimbursed for personal tax liability on any perquisites.

■

In the event of a change in control of PPG, an executive must be terminated (or have a substantial diminution of job duties) to be entitled to full vesting acceleration of unvested stock options, TSR share awards and RSUs.

■	For TSR share awards, dividend equivalents will be awarded at the end of the performance period based on the actual number of shares earned and paid to an executive.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

(2006-2008)

Name and Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
C. E. Bunch	2008	$1,041,667	$—	$2,349,753	$1,414,317	$1,750,000	$1,900,843	$366,870	$8,823,450
Chairman and Chief Executive Officer	2007	$983,333	$—	$3,109,332	$3,036,527	$1,900,000	$1,307,687	$287,263	$10,624,142
	2006	$900,000	$—	$1,909,806	$2,661,387	$2,185,000	$1,106,085	$200,012	$8,962,290

W. H. Hernandez	2008	$520,833	$—	$554,435	$768,167	$450,000	$550,356	$86,041	$2,929,832
Senior Vice President, Finance and Chief Financial Officer	2007	$495,833	$—	$714,759	$1,400,063	$611,600	$364,451	$78,830	$3,665,536
	2006	$475,000	$—	$381,013	$1,266,493	$760,000	$305,208	$65,934	$3,253,648

J. C. Diggs	2008	$467,500	$—	$466,185	$292,958	$405,000	$291,127	$100,817	$2,023,587
Senior Vice President, General Counsel and Secretary	2007	$452,500	$—	$595,632	$409,325	$455,000	$200,706	$96,012	$2,209,175
	2006	$440,000	$—	$317,510	$739,976	$585,000	$183,464	$76,973	$2,342,923

J. R. Alexander	2008	$416,667	$—	$345,486	$294,538	$400,000	$320,321	$78,589	$1,855,601
Senior Vice President, Performance Coatings	2007	$397,500	$—	$443,190	$375,788	$425,000	$149,383	$78,254	$1,869,115
	2006	$364,167	$—	$207,942	$250,967	$485,000	$163,328	$61,176	$1,532,579

W. A. Wulfsohn,	2008	$416,667	$—	$345,461	$237,403	$250,000	$74,056	$197,497	$1,521,084
Senior Vice President, Industrial Coatings

[1]

The annual salaries as of January 1, 2008, and as of the regular annual salary increase date of March 1, 2008, were: Mr. Bunch, $1,000,000 and $1,050,000; Mr. Hernandez, $500,000 and $525,000; Mr. Diggs, $455,000 and $470,000; Mr. Alexander, $400,000 and $420,000; and Mr. Wulfsohn, $400,000 and $420,000. The annual salaries as of January 1, 2007, and as of the regular annual salary increase date of March 1, 2007, were: Mr. Bunch, $900,000 and $1,000,000; Mr. Hernandez, $475,000 and $500,000; Mr. Diggs, $440,000 and $455,000; and Mr. Alexander, $385,000 and $400,000. On January 1, 2006, the annual salary for Mr. Alexander was $330,000. On March 1, 2006, a regular annual salary increase brought his salary to $350,000. In conjunction with a reorganization of responsibilities, Mr. Alexander received an additional salary increase on July 1, 2006, bringing his annual salary to $385,000.

[2]

The named executive officers were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2008, 2007 and 2006. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute annual incentive awards for 2008, 2007 and 2006 that were determined by the Officers-Director Compensation Committee at its February 18, 2009, February 20, 2008 and February 14, 2007 meetings, respectively, and, to the extent not deferred by an executive, were paid out shortly thereafter.

[3]

The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), of performance-based restricted stock units, or RSUs, and performance-based total shareholder return contingent shares, or TSR shares, granted as part of the long-term incentive components of our compensation program described on pages 27 through 31. The assumptions used in calculating these amounts are set forth in Note 20 to our Financial Statements for the year ended December 31, 2008, which is located on pages 64 through 65 of our Annual Report on Form 10-K. Compensation cost is generally recognized over the vesting period of the award. However, the awards provide that an individual who retires from PPG automatically vests in any award that has been outstanding for more than 12 months. As such, compensation cost related to these grants is recognized over a period of 12 months, as this represents the “effective” vesting period, for individuals who are retirement eligible.

[4]

The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), of outstanding stock options granted as part of the long-term incentive components of our compensation program described on pages 27 through 31, plus restored options granted in conjunction with original option grants made prior to 2003 described on page 28. The assumptions used in calculating these amounts are set forth in Note 20 to our Financial Statements for the year ended December 31, 2008, which is located on pages 64 through 65 of our Annual Report on Form 10-K. Compensation cost is generally recognized over the vesting period of the award. However, the awards provide that an individual who retires from PPG automatically vests in any award that has been outstanding for more than 12 months. As such, compensation cost related to these grants is recognized over a period of 12 months, as this represents the “effective” vesting period, for individuals who are retirement eligible.

[5]

The amounts in this column reflect the dollar value of annual incentive awards for 2008, 2007 and 2006, as described on pages 24 through 26. Under our stock ownership guidelines, which are discussed on page 34, 20% of Mr. Wulfsohn’s annual incentive award for 2008 and 20% of Mr. Alexander’s annual incentive award for 2006 were paid in shares of PPG common stock on February 27, 2009 and February 28, 2007, respectively.

[6]

The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan.

[7]

The amounts in this column reflect all other 2008 compensation as described in the All Other Compensation Table on page 36. For all years, the amounts also include dividend equivalents on outstanding TSR awards deposited into the executive’s account under the PPG Deferred Compensation Plan.

All Other Compensation Table

(2008)

	Perquisites					Other Compensation
Name	Personal Use of Company Aircraft[1]	Financial Counseling[2]	Organization Dues	Other[3]	Total Perquisites	Savings Plan Contributions[4]	Deferred Compensation Contributions[5]	Deferred Dividends[6]	Tax Reimbursements[7]	Total Other Compensation	Total All Other Compensation
C. E. Bunch	$71,680	$9,220	$18,293	$49,538	$148,731	$13,800	$48,700	$136,895	$18,744	$218,139	$366,870
W. H. Hernandez	$—	$9,220	$3,513	$2,013	$14,746	$13,800	$17,450	$37,620	$2,425	$71,295	$86,041
J. C. Diggs	$—	$9,220	$18,057	$1,551	$28,828	$13,800	$14,250	$31,350	$12,589	$71,989	$100,817
J. R. Alexander	$—	$9,220	$11,201	$2,629	$23,050	$13,537	$10,872	$22,990	$8,140	$55,539	$78,589
W. A. Wulfsohn	$—	$9,220	$9,098	$2,644	$20,962	$13,800	$8,332	$22,990	$131,413	$176,535	$197,497

[1]

The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A different value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Mr. Bunch.

[2]

The amounts in this column reflect the cost of financial counseling services paid by PPG. One-half of the cost of financial planning services reflected in this column is included as compensation on the W-2 of each named executive officer based on the nature of the services provided and the degree of personal benefit received.

[3]

The amounts in this column reflect the aggregate incremental cost to PPG of spouse travel, airway club fees and automobile-related expenses. For Mr. Bunch, the amount of spousal travel was $46,300. The amounts in this column also include the value of premiums paid with respect to executive life insurance for the benefit of Messrs. Bunch, Hernandez and Diggs and are included as compensation on their W-2s.

[4]	The amounts in this column reflect Company matching contributions under the PPG Employee Savings Plan.

[5]

The amounts in this column reflect Company contributions under the PPG Deferred Compensation Plan in lieu of Company contributions that could not be made under the PPG Industries Employee Savings Plan because of Internal Revenue Code limitations.

[6]	The amounts in this column represent dividend equivalents on outstanding TSR awards deposited into the executive’s account under the PPG Deferred Compensation Plan.

[7]

The amounts in this column reflect additional income paid by PPG to reimburse the executive for personal tax liability on perquisites. For Mr. Wulfsohn, the amount in this column also includes tax reimbursement ($124,095) related to an international assignment that was completed in 2007.

Grants of Plan Based Awards

(2008)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards; Number of Securities Underlying (#)		All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)[2]	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. E. Bunch	N/A	$544,000	$1,360,000	$3,700,200									N/A
	20-Feb-2008										95,000	$63.69	$1,263,500
	20-Feb-2008				5,750	23,000	41,400	U					$1,321,580
	20-Feb-2008				6,900	23,000	50,600	T					$1,610,000
W. H. Hernandez	N/A	$186,000	$465,000	$2,466,800									N/A
	20-Feb-2008										25,000	$63.69	$332,500
	20-Feb-2008				1,500	6,000	10,800	U					$344,760
	20-Feb-2008				1,800	6,000	13,200	T					$420,000
J. C. Diggs	N/A	$150,000	$375,000	$2,466,800									N/A
	20-Feb-2008										20,000	$63.69	$266,000
	20-Feb-2008				1,250	5,000	9,000	U					$287,300
	20-Feb-2008				1,250	5,000	11,000	T					$350,000
J. R. Alexander	N/A	$134,000	$335,000	$1,850,100									N/A
	20-Feb-2008										16,200	$63.69	$215,460
	20-Feb-2008				1,000	4,000	7,200	U					$229,840
	20-Feb-2008				1,200	4,000	8,800	T					$280,000
W. A. Wulfsohn	N/A	$134,000	$335,000	$1,850,100									N/A
	29-Feb-2008								1,130	N			$71,970
	20-Feb-2008										16,200	$63.69	$215,460
	20-Feb-2008				1,000	4,000	7,200	U					$229,840
	20-Feb-2008				1,200	4,000	8,800	T					$280,000

N – Shares granted with respect to a portion of the 2007 annual incentive award payout that, as required by our stock ownership guidelines, which are described on page 34, were converted from cash to shares of PPG common stock and paid on February 29, 2008.

U – RSUs. Estimated future payouts relate to the performance period of 2008 through 2010. For additional information concerning the material terms of these RSU grants, see pages 29 through 31.

T – TSR shares. Estimated future payouts relate to the performance period of 2008 through 2010. For additional information concerning the material terms of these TSR grants, see pages 28 through 29.

[1]

The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages 24 through 26.

[2]

The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the New York Stock Exchange Composite Tape. Option awards vest on the third anniversary of the date of grant. For additional information concerning stock option awards, see pages 27 through 28.

[3]

Refer to Note 20 to our Financial Statements for the year ended December 31, 2008, which is located on pages 64 through 65 of our Annual Report on Form 10-K, for the relevant assumptions used to determine the valuation of stock and option awards.

Outstanding Equity Awards at Fiscal Year-End

(2008)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vest Date	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (#)[1,2]		Performance Period	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)[3]
C. E. Bunch	70,000			$47.89	19-Feb-2004	18-Feb-2013	23,000	U	2008-2010	975,890
	5,923	R		$66.46	26-Oct-2005	15-Feb-2010	22,500	U	2007-2009	954,675
	21,682	R		$66.46	26-Oct-2005	13-Feb-2011	30,000	U	2006-2008	1,272,900
	16,756	R		$68.36	11-Nov-2006	13-Feb-2011	23,000	T	2008-2010	975,890
	14,208	R		$68.36	11-Nov-2006	19-Feb-2012	18,675	T	2007-2009	792,380
	15,497	R		$68.36	11-Nov-2006	16-Feb-2009
	4,014	R		$68.36	11-Nov-2006	13-Feb-2011
	9,535	R		$68.36	11-Nov-2006	13-Feb-2011
	1,582	R		$68.36	11-Nov-2006	19-Feb-2012
	60,000			$58.80	18-Feb-2007	17-Feb-2014
	9,317	R		$76.35	05-Dec-2007	16-Feb-2009
	658	R		$76.35	05-Dec-2007	13-Feb-2011
	34,356	R		$76.35	05-Dec-2007	19-Feb-2012
	24,189			$76.35	05-Dec-2007	15-Feb-2010
	40,000			$71.88	16-Feb-2008	15-Feb-2015
	40,000			$63.01	01-Jul-2008	30-Jun-2015
			80,000	$59.63	15-Feb-2009	14-Feb-2016
			100,000	$68.61	14-Feb-2010	13-Feb-2017
			95,000	$63.69	20-Feb-2011	19-Feb-2018
W. H. Hernandez	45,000			$47.89	19-Feb-2004	18-Feb-2013	6,000	U	2008-2010	254,580
	3,487	R		$68.78	31-Jul-2005	16-Feb-2009	6,000	U	2007-2009	254,580
	40,000			$58.80	18-Feb-2007	17-Feb-2014	9,000	U	2006-2008	381,870
	746	R		$69.28	23-Apr-2007	19-Feb-2012	6,000	T	2008-2010	254,580
	2,570	R		$69.28	23-Apr-2007	19-Feb-2012	4,980	T	2007-2009	211,301
	964	R		$69.28	23-Apr-2007	16-Feb-2009
	20,599	R		$74.80	04-Nov-2007	16-Feb-2009
	8,528	R		$74.80	04-Nov-2007	13-Feb-2011
	15,188	R		$74.80	04-Nov-2007	13-Feb-2011
	18,628	R		$74.80	04-Nov-2007	19-Feb-2012
	964	R		$74.80	04-Nov-2007	16-Feb-2009
	24,000			$71.88	16-Feb-2008	15-Feb-2015
	10,178	R		$72.47	05-May-2008	19-Feb-2012
	34,903	R		$72.47	05-May-2008	15-Feb-2010
	14,479	R		$72.47	05-May-2008	13-Feb-2011
	5,728	R		$72.47	05-May-2008	19-Feb-2012
			24,000	$59.63	15-Feb-2009	14-Feb-2016
			30,000	$68.61	14-Feb-2010	13-Feb-2017
			25,000	$63.69	20-Feb-2011	19-Feb-2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vest Date	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (#)[1,2]		Performance Period	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)[3]
J. C. Diggs	7,838	R		$68.78	31-Jul-2005	15-Feb-2010	5,000	U	2008-2010	212,150
	8,167	R		$76.35	05-Dec-2007	15-Feb-2010	5,000	U	2007-2009	212,150
	1,754	R		$76.35	05-Dec-2007	13-Feb-2011	7,500	U	2006-2008	318,225
	1,448	R		$76.35	05-Dec-2007	15-Feb-2010	5,000	T	2008-2010	212,150
	3,156	R		$76.35	05-Dec-2007	15-Feb-2010	4,150	T	2007-2009	176,085
	240	R		$76.35	05-Dec-2007	15-Feb-2010
	20,000			$71.88	16-Feb-2008	15-Feb-2015
			20,000	$59.63	15-Feb-2009	14-Feb-2016
			25,000	$68.61	14-Feb-2010	13-Feb-2017
			20,000	$63.69	20-Feb-2011	19-Feb-2018
J. R. Alexander	15,000			$58.80	18-Feb-2007	17-Feb-2014	4,000	U	2008-2010	169,720
	1,487	R		$68.82	24-Apr-2007	13-Feb-2011	3,500	U	2007-2009	148,505
	4,233	R		$74.23	24-Oct-2007	19-Feb-2012	5,250	U	2006-2008	222,758
	4,306	R		$74.23	24-Oct-2007	19-Feb-2012	4,000	T	2008-2010	169,720
	121	R		$74.23	24-Oct-2007	13-Feb-2011	2,905	T	2007-2009	123,259
	7,900			$71.88	16-Feb-2008	15-Feb-2015
	226	R		$74.08	29-Apr-2008	19-Feb-2012
	1,052	R		$74.08	29-Apr-2008	13-Feb-2011
	1,298	R		$74.08	29-Apr-2008	19-Feb-2012
	5,129	R		$74.08	29-Apr-2008	13-Feb-2011
	1,596	R		$74.08	29-Apr-2008	13-Feb-2011
	5,100			$68.00	02-May-2008	01-May-2015
			13,600	$59.63	15-Feb-2009	14-Feb-2016
			17,000	$68.61	14-Feb-2010	13-Feb-2017
			16,200	$63.69	20-Feb-2011	19-Feb-2018
W. A. Wulfsohn	19,000			$58.80	18-Feb-2007	17-Feb-2014	4,000	U	2008-2010	169,720
	10,000			$71.88	16-Feb-2008	15-Feb-2015	3,500	U	2007-2009	148,505
	3,000			$68.00	02-May-2008	01-May-2015	5,250	U	2006-2008	222,758
			13,600	$59.63	15-Feb-2009	14-Feb-2016	4,000	T	2008-2010	169,720
			17,000	$68.61	14-Feb-2010	13-Feb-2017	2,905	T	2007-2009	123,259
			16,200	$63.69	20-Feb-2011	19-Feb-2018

R – Restored options granted with respect to original stock options granted prior to January 1, 2003. See page 28 for more information about restored options.

U – RSUs. For additional information concerning the material terms of these RSU grants, see pages 29 through 31.

T – TSR shares. For additional information concerning the material terms of these TSR grants, see pages 28 through 29.

[1]	The RSUs for the 2006-2008 performance period reflect an actual payout of 150%.

[2]	The TSR shares for the 2007-2009 performance period reflect an estimated payout of 83%.

[3]

Payout value is based on the $42.43 closing sale price of PPG common stock reported for December 31, 2008 on the New York Stock Exchange Composite Tape, and assumes achievement of threshold performance goals applicable to each award.

Option Exercises and Stock Vested

(2008)

	Stock Awards
Name	Number of Shares Acquired on RSU Vesting (#)[1]	Number of Shares Acquired on TSR Vesting (#)[2]	Value Realized on Vesting ($)
C. E. Bunch	30,000	12,200	2,425,540
W. H. Hernandez	9,000	3,660	727,662
J. C. Diggs	7,500	3,050	606,385
J. R. Alexander	4,500	2,135	376,702
W. A. Wulfsohn	4,500	2,135	376,702

[1]	The amounts in this column are the number of shares acquired upon the vesting of RSU awards granted in 2005. Details regarding the payout of such awards are described on page 31.

[2]	The amounts in this column represent the number of shares acquired upon the vesting of TSR shares granted in 2006. Details regarding the distribution of such shares are provided on page 29.

Pension Benefits

We maintain both a tax-qualified defined benefit pension plan, called the Retirement Income Plan, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan, in which each of the executive officers named in the Summary Compensation Table participate. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Income Plan and the Non-Qualified Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The material terms of the Retirement Income Plan and the Non-Qualified Retirement Plan are described on page 41.

Pension Benefits Table

(2008)

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)
C. E. Bunch	Retirement Income Plan Non-Qualified Retirement Plan	29.5 29.5		583,398 6,455,628
W. H. Hernandez	Retirement Income Plan Non-Qualified Retirement Plan	18.1 27.2	[1]	384,674 2,220,104	[2]
J. C. Diggs	Retirement Income Plan Non-Qualified Retirement Plan	11.8 17.8	[1]	239,618 1,119,203	[3]
J. R. Alexander	Retirement Income Plan Non-Qualified Retirement Plan	30.3 30.3		389,738 887,390
W. A. Wulfsohn	Retirement Income Plan Non-Qualified Retirement Plan	5.9 8.9	[1]	42,388 145,116	[4]

[1]

Includes application of a short service provision accelerating the executive’s Company service by 1.5 years credited for each actual year of service. More information on short service provisions under our Non-Qualified Retirement Plan may be found on page 32.

[2]

This amount was calculated applying a short service provision giving Mr. Hernandez 1.5 years of credited service for every year of actual service. Using Mr. Hernandez’s actual service time of 18.1 years, the present value of his accumulated benefit under the Non-Qualified Retirement Plan would have been $1,657,020. Accordingly, the short service provision increased the present value of his accumulated benefit under our Non-Qualified Retirement Plan by $563,084.

[3]

This amount was calculated applying a short service provision giving Mr. Diggs 1.5 years of credited service for every year of actual service. Using Mr. Diggs’ actual service time of 11.8 years, the present value of his accumulated benefit under the Non-Qualified Retirement Plan would have been $840,545. Accordingly, the short service provision increased the present value of his accumulated benefit under our Non-Qualified Retirement Plan by $278,658.

[4]

This amount was calculated applying a short service provision giving Mr. Wulfsohn 1.5 years of credited service for every year of actual service. Using Mr. Wulfsohn’s actual service time of 5.9 years, the present value of his accumulated benefit under the Non-Qualified Retirement Plan would have been $108,293. Accordingly, the short service provision increased the present value of his accumulated benefit under our Non-Qualified Retirement Plan by $36,823.

The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2008, using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 14 to our Financial Statements for the year ended December 31, 2008, which is located on pages 50 through 53 of our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 6.15% discount rate, the discount rate assumption for 2009 for our U.S. postretirement benefit plans.

The benefit payable under the Retirement Income Plan is a function of the participant’s five-year average annual covered base compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years of service. The Non-Qualified Retirement Plan’s benefit is supplemental to the qualified plan’s benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Income Plan, in the absence of legislation limiting the compensation covered by the plan, and the amount actually payable under the Retirement Income Plan. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for all U.S. management bonus program participants (currently over 1,000). The benefit payable under the Non-Qualified Plan is determined in the same manner as the Retirement Income Plan with regard to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to retirement.

The Retirement Income Plan contains the following material terms:

■	The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;

■

A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;

■	There is no lump-sum benefit option;

■

A participant may elect early retirement up to ten years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and

■	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

The Non-Qualified Plan contains the following material terms:

■	A participant is entitled to a distribution upon reaching the later of his or her early retirement date (as defined in the qualified plan) or the participant’s termination of employment;

■	The normal form of payment for benefits at retirement for the group of participants that includes each of the executive officers named in the Summary Compensation Table is a lump-sum payment; and

■

A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but his or her accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.

Non-Qualified Deferred Compensation Table

(2008)

Name	Executive Contributions in 2008 ($)[1]	Registrant Contributions in 2008 ($)[2]	Aggregate Earnings in 2008 ($)[3]	Aggregate Balance at 12/31/2008 ($)[4]
C. E. Bunch	136,895	48,700	(977,943)	1,768,525
W. H. Hernandez	37,620	17,450	(485,520)	820,024
J. C. Diggs	59,400	14,250	(444,049)	992,541
J. R. Alexander	64,656	10,872	(149,186)	270,275
W. A. Wulfsohn	31,322	8,332	(44,573)	117,141

[1]	The amounts in this column are reported as compensation in the “Salary” and “All Other Compensation” columns of the Summary Compensation Table on page 35.

[2]

The amounts in this column are reported as compensation in the “All Other Compensation” column of the Summary Compensation Table on page 35. In 2008, the Company made contributions to the deferred compensation accounts of Messrs. Bunch and Hernandez in an amount equal to the Employee Savings Plan restoration contributions to which they would have been entitled under the terms of the Employee Savings Plan had they affirmatively elected, for the 2008 calendar year, to defer the same percentage of their salary as they had previously elected for 2007. The Company undertook such action because these executives presumed their prior salary deferral elections would remain in effect unless revoked or changed and did not affirmatively elect to defer any salary in 2008.

[3]	None of the amounts in this column are included as compensation in the Summary Compensation Table on page 35.

[4]

The following amounts were reported in the “All Other Compensation” column of the Summary Compensation Table on page 35 as 2006 and 2007 compensation: Mr. Bunch, $367,031; Mr. Hernandez, $113,731; Mr. Diggs, $126,641; and Mr. Alexander, $105,768.

We maintain a Deferred Compensation Plan to allow participants, including each of the executive officers named in the Summary Compensation Table, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the executive officer. Executive officers may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR share award and RSU award that the executive officer may be entitled to receive. Executive officers who elect to defer any contingent TSR share grants are required to defer the dividend equivalents earned on those grants. We also may make certain additional contributions to the executive officer’s account. For example, if the executive officer’s contributions under the Employee Savings Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. The executive officer is always fully vested in compensation that he or she elects to have deferred into the plan and any contributions made on behalf of the executive officer related to the Employee Savings Plan.

All Company contributions related to the Employee Savings Plan are deemed to be invested in PPG common stock. The table below shows the Deferred Compensation Plan’s current investment options and their respective annual rate of return for the year ended December 31, 2008, as reported by the administrator of the plan.

Investment Option	Rate of Return
PPG Stock Account	(37.3)%
Fidelity Growth Company Fund	(40.9)%
Fidelity Contrafund	(37.2)%
Fidelity Spartan US Equity Index Fund	(37.0)%
Fidelity Intermediate Bond Fund	(5.8)%
Fidelity Institutional MM Portfolio-Class 1	2.9%

The amount owed to executive officers under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. An executive officer receives a distribution of the balance in his or her plan account upon retirement, death, disability, termination of employment, a scheduled payment date, financial hardship (for amounts deferred prior to January 1, 2005) or unforeseeable emergency (for amounts deferred after December 31, 2004). Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005 and related earnings are distributed according to the executive officer’s election. Compensation deferred after December 31, 2004 and related earnings are distributed according to the executive officer’s election only in the case of retirement (no earlier than six months following retirement). In the case of disability or termination, the distribution is made in a lump sum on the date that is the later of (i) the first day of the first quarter of a plan year that is six months and ten days following the separation or (ii) January 1 of the year following the separation. In the case of death, a distribution is made to the executive officer’s beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of the executive officers named in the Summary Compensation Table in the event of termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from PPG.

For purposes of calculating the estimated potential payments to our officers under the Non-Qualified Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2008, which is located on pages 50 through 53 of our Annual Report on Form 10-K. However, the lump-sum payment amounts reflected in the tables below for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation discount rate of 4.0% as in effect on December 31, 2008, rather than the 6.15% discount rate used for financial statement reporting purposes.

Potential Payments and Benefits Upon Termination

The first column of the table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment for any reason by PPG or the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of the table reflects payments that would be due in the event of the officer’s termination of employment due to death prior to a change in control of PPG. In any of these events, we are not obligated to provide other health or welfare benefits or any special severance payments, accelerated vesting of equity compensation or tax gross-ups to the officers.

	Voluntary or Involuntary Termination		Death[3]
C. E. Bunch
Non-Qualified Pension	$11,924,135	[1]	$8,711,804
Financial Counseling	9,220		—
Executive Life-Proceeds	—		1,050,000	[4]

Totals	$11,933,355		$9,761,804

W. H. Hernandez
Non-Qualified Pension	$3,788,414	[1]	$3,364,320
Financial Counseling	9,220		—
Executive Life-Proceeds	—		525,000	[4]

Totals	$3,797,634		$3,889,320

J. C. Diggs
Non-Qualified Pension	$2,043,564	[1]	$2,060,877
Financial Counseling	9,220		—
Executive Life-Proceeds	—		470,000	[4]

Totals	$2,052,784		$2,530,877

	Voluntary or Involuntary Termination		Death[3]
J. R. Alexander
Non-Qualified Pension	$2,259,594	[2]	$1,081,737
Financial Counseling	—	[2]	—

Totals	$2,259,594		$1,081,737

W. A. Wulfsohn
Non-Qualified Pension	$429,081	[2]	$220,101
Financial Counseling	—	[2]	—

Totals	$429,081		$220,101

[1]

This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2008 upon any termination of the officer’s employment. The amount reflected in the table for this officer is the estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled.

[2]

This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2008, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected under “Non-Qualified Pension” in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer’s lifetime, assuming the officer terminated employment with PPG on December 31, 2008 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan. Also, because this officer is not eligible to retire at December 31, 2008, no amount would be payable for financial counseling upon termination.

[3]

Each officer’s spouse is eligible to commence a surviving spouse retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2008 upon the officer’s termination of employment due to death. The amount reflected in this column for each officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible spouse of the officer, assuming payments commenced following the officer’s termination of employment as a result of death on December 31, 2008.

[4]

The amount reflected under Executive Life-Proceeds in the table for this officer is the benefit payable upon the officer’s death under an executive life insurance program, which was closed to new entrants in 2001, providing for a death benefit of one times base salary. The value of premiums paid for insurance with respect to this benefit is reflected in the All Other Compensation Table on page 36.

Potential Payments and Benefits Upon Termination Following, or in Connection with, a Change in Control of PPG

We have entered into change in control agreements with our executive officers named in the Summary Compensation Table and with certain other officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a “change in control” occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change in control of PPG. The change in control agreements also contain confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer’s employment and at all times thereafter. In 2007, the compensation committee approved certain changes for future change in control agreements, which are described under “Future Change in Control Agreements” on pages 49 through 50.

Termination For Cause or Other Than For Good Reason

Under the change in control agreements, in the event of an officer’s termination of employment by PPG for cause or by the officer other than for good reason during the three-year period following a change in control, the officer will receive payment only of his or her accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.

Termination Without Cause or For Good Reason

If PPG terminates the officer’s employment (other than for cause, death or disability) or the officer terminates his or her employment for good reason during the three-year period following a change in control, and upon certain terminations prior to a change in control or in connection with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:

■

a pro-rata bonus for the year of the date of termination based on the officer’s highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the “highest annual bonus”);

■	three times the officer’s annual base salary;

■	three times the officer’s highest annual bonus;

■

a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received if he or she had continued to be employed by PPG for an additional three years for purposes of both age and service credit, assuming the officer’s compensation for each such additional year is equal to his or her annual base salary prior to the change in control (or any higher salary thereafter) and his or her annual bonus is at least equal to the officer’s highest annual bonus during the three years prior to the change in control (the “Pension Differential”);

■	continued medical, dental and life insurance benefits for three years and continued age and service credit for purposes of determining the officer’s eligibility for retiree medical benefits;

■	continued payment of financial counseling expenses for the officer for three years; and

■	a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

The table below sets forth the amounts each executive officer named in the Summary Compensation Table would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive officer’s employment by PPG without cause or by the executive officer for good reason following or in connection with a change in control of PPG.

For purposes of calculating the estimated potential payment to such executive officers with respect to the Pension Differential under the change in control agreements, as reflected in the table below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2008, which is located on pages 50 through 53 of our Annual Report on Form 10-K, including a discount rate of 6.15% and assuming a lump-sum payment of the Pension Differential.

Termination During the 30-Day Window Period

Under the change in control agreements, if an officer terminates his or her employment for any reason during a 30-day window period following the first anniversary of the change in control, the officer will be entitled to the payments and benefits described above, except that the multiplier of three referenced above would be two for purposes of all payments and benefits for which the multiplier is relevant.

Definitions

For purposes of the agreements, the terms set forth below generally have the meanings described below.

“Change in Control” generally includes the occurrence of any of the following events or circumstances:

(i)	the acquisition of 20% or more of the outstanding shares of PPG or the voting power of the outstanding voting securities of PPG, other than any acquisition from or by PPG or any PPG-sponsored employee benefit plan;

(ii)	a change in our Board’s composition such that a majority of the Board’s members does not include those who were members at the date of the agreement or members whose election or nomination was approved by a majority of directors who were on the Board at the date of the agreement;

(iii)	shareholder approval of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG, unless following such transaction PPG’s historic shareholders retain at least 60% ownership of the surviving entity, no shareholder acquires a 20% or more ownership interest in the surviving entity and a majority of the surviving entity’s board of directors were members of our Board at the time such transaction was approved;

(iv)	shareholder approval of a dissolution or liquidation of PPG; or

(v)	a determination by a majority of our Board that a change in control has occurred.

“Cause” generally means (i) the willful and continued failure of the officer to perform his or her duties; or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to PPG.

“Good reason” generally means (i) the assignment of duties inconsistent with the officer’s position, authority, duties or responsibilities in effect at the time of the change in control, or any other action resulting in a diminution in such position, authority, duties or responsibilities, other than isolated and inadvertent action not taken in bad faith that is remedied promptly; (ii) failure to provide the employment compensation and benefits required under the change in control agreement, other than an isolated and inadvertent failure not occurring in bad faith that is remedied promptly; or (iii) a relocation or substantial change in the officer’s workplace or the company’s requiring the officer to travel on company business to a substantially greater extent than required immediately prior to the change in control.

	Involuntary or Good Reason Termination
C. E. Bunch
Non-Qualified Pension	$11,924,135	[1]
Financial Counseling	29,932
Lump-Sum Payment
Base Salary	3,150,000
Bonus	6,555,000
Pension Differential	2,572,111
Health & Welfare Benefits	41,018
Accelerated Vesting of LTI	5,134,030
Excise Tax and Gross-up	7,773,298

Total	$37,179,524

	Involuntary or Good Reason Termination
W. H. Hernandez
Non-Qualified Pension	$3,788,414	[1]
Financial Counseling	29,932
Lump-Sum Payment
Base Salary	1,575,000
Bonus	2,280,000
Pension Differential	441,739
Health & Welfare Benefits	31,095
Accelerated Vesting of LTI	1,400,190
Excise Tax and Gross-up	—

Total	$9,546,370

J. C. Diggs
Non-Qualified Pension	$2,043,564	[1]
Financial Counseling	29,932
Lump-Sum Payment
Base Salary	1,410,000
Bonus	1,755,000
Pension Differential	394,283
Health & Welfare Benefits	32,501
Accelerated Vesting of LTI	1,166,825
Excise Tax and Gross-up	—

Total	$6,832,105

J. R. Alexander
Non-Qualified Pension	$2,259,594	[2]
Financial Counseling	29,932
Lump-Sum Payment
Base Salary	1,260,000
Bonus	1,455,000
Pension Differential	504,240
Health & Welfare Benefits	31,556
Retiree Medical Benefits	329,505	[3]
Accelerated Vesting of LTI	859,208
Excise Tax and Gross-up	1,681,929

Total	$8,410,964

W. A. Wulfsohn
Non-Qualified Pension	$429,081	[2]
Financial Counseling	29,932
Lump-Sum Payment
Base Salary	1,260,000
Bonus	1,395,000
Pension Differential	116,289
Health & Welfare Benefits	36,117
Accelerated Vesting of LTI	859,208
Excise Tax and Gross-up	1,308,109

Total	$5,433,736

[1]

This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2008 upon any termination of the officer’s employment. The amount reflected in the table for this officer is the estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled.

[2]

This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2008, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer’s lifetime, assuming the officer terminated employment with PPG on December 31, 2008 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan.

[3]

This officer is not retirement eligible as of December 31, 2008 and thereby not entitled to receive retiree health and welfare benefits. The amount reflected in the table for this officer is a present value amount for retiree medical benefits of the officer and his spouse based on their expected life.

Equity Acceleration

In the event of a change in control of PPG, the Company stock plans and award agreements entered into prior to 2009 provide that the participant will be entitled to full vesting acceleration of his or her unvested stock options, TSR awards and RSUs. (For a description of recent changes to our compensation program that require a termination of employment in the event of a change in control for equity acceleration, see 2009 Changes to Compensation Program on page 34.) The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a change in control, and the total is reflected in the “Accelerated Vesting of LTI” row for each officer in the table above on pages 47 through 49. The stock option value was calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 31, 2008 ($42.43). If any stock options were underwater as of December 31, 2008, no value was assigned to such options. The TSR share and RSU value was calculated by multiplying the target number of unvested shares by the closing stock price on December 31, 2008, except as otherwise noted.

Change in Control

Accelerated Vesting of Outstanding Equity

(2008)

	Restricted Stock Units			Total Shareholder Return Shares
Executive	2006 - 2008 Performance Period ($)[1]	2007 - 2009 Performance Period ($)	2008 - 2010 Performance Period ($)	2007 - 2009 Performance Period ($)	2008 - 2010 Performance Period ($)	Totals ($)
C. E. Bunch	1,272,900	954,675	975,890	954,675	975,890	5,134,030
W. H. Hernandez	381,870	254,580	254,580	254,580	254,580	1,400,190
J. C. Diggs	318,225	212,150	212,150	212,150	212,150	1,166,825
J. R. Alexander	222,758	148,505	169,720	148,505	169,720	859,208
W. A. Wulfsohn	222,758	148,505	169,720	148,505	169,720	859,208

[1]	Values reflect a 150% payout earned during the performance period.

Future Change in Control Agreements

In 2007, the compensation committee made modifications to the form of change in control agreement for officers in response to current trends in executive compensation and to a shareholder proposal that was supported by shareholders at the 2007 annual meeting of shareholders. PPG began entering into the revised agreement in 2008 with certain newly hired or promoted officers.

Key revisions to the change in control agreement include:

■	Modification of the definition of “change in control” to require “consummation” of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG.

■

Modification of the definition of “compensation” to include “target” bonus instead of the “highest” bonus over the last three years. This change affects the cash payment and the Pension Differential calculation.

■	Modification of certain termination provisions, including elimination of the window period termination.

■

Modification of the excise tax and gross-up provision to replace the full gross up with a “conditional” gross up, which provides for a reduction in change in control payments if such payments trigger an excise tax by a limited amount.

■	Elimination of the provisions providing for the payment of financial counseling and legal expenses.

OTHER INFORMATION

Beneficial Ownership Tables

As of the close of business on February 20, 2009, there were outstanding 164,467,025 shares of PPG common stock, par value $1.66  2/3 per share, and set forth below is certain information concerning beneficial owners of more than 5% of such outstanding shares:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Massachusetts Financial Services Company and/or certain other entities	11,882,243	(1)	7.2%
500 Boylston Street, 10th Floor
Boston, MA 02116

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2009, Massachusetts Financial Services Company and/or certain other entities (“Massachusetts Financial”) reported aggregate beneficial ownership of 11,882,243 shares of PPG common stock as of December 31, 2008. Massachusetts Financial reported that it possessed sole voting power over 10,522,614 shares and sole dispositive power over 11,882,243 shares. Massachusetts Financial also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

The following table sets forth all shares of PPG common stock beneficially owned, as of February 20, 2009, by each director, director nominee and executive officer named in the Summary Compensation Table, as well as all directors, all director nominees and all executive officers of the Company as a group.

	Shares of Beneficially Owned Common Stock and Common Stock Equivalents(1)
Name of Beneficial Owner	Beneficially Owned Common Stock(2)	Common Stock Equivalents(3)	Total(4)
Charles E. Bunch	594,880	13,276	608,156
James G. Berges	14,507	11,142	25,649
Hugh Grant	500	6,805	7,305
Victoria F. Haynes	5,350	4,934	10,284
Michele J. Hooper	16,600	8,131	24,731
Robert Mehrabian	17,000	19,107	36,107
Martin H. Richenhagen (5)	100	0	100
Robert Ripp	6,205	2,164	8,369
Thomas J. Usher	16,000	17,735	33,735
David R. Whitwam	15,000	30,507	45,507
William H. Hernandez	350,644	6,652	357,296
James C. Diggs	86,642	9,682	96,324
J. Rich Alexander	87,617	987	88,604
William A. Wulfsohn	63,669	1,868	65,537
All Directors and Executive Officers as a Group (6)	1,440,414	147,632	1,588,046

(1)	Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.

(2)	Shares of common stock considered to be “beneficially owned” include both common stock actually owned and shares of common stock as to which there is a right to acquire ownership on, or within 60 days after, February 20, 2009. None of the identified beneficial owners holds more than 1% of the voting securities of PPG outstanding. The beneficial owners as a group do not hold more than 1% of the voting securities of PPG outstanding. These amounts reflect shares subject to options exercisable within 60 days of February 20, 2009 as follows: Mr. Bunch, 447,717; Mr. Berges, 12,500; Dr. Haynes, 5,000; Ms. Hooper, 15,000; Dr. Mehrabian, 15,000; Mr. Ripp, 5,000; Mr. Usher, 15,000; Mr. Whitwam, 15,000; Mr. Hernandez, 269,962; Mr. Diggs, 62,603; Mr. Alexander, 61,048; and Mr. Wulfsohn, 45,600. To the Company’s knowledge, none of the shares reflected in the table have been pledged.

(3)	Certain directors hold common stock equivalents in their accounts in the PPG Deferred Compensation Plan for Directors, which are described under “Deferred Compensation” on pages 20 through 21. Certain executive officers hold common stock equivalents in their accounts in the PPG Deferred Compensation Plan. Common stock equivalents are hypothetical shares of common stock having a value on any given date equal to the value of a share of common stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of common stock. Upon leaving the Company, the common stock equivalents are made available for distribution and all distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the person’s deferred account.

(4)	This is the sum of the beneficially owned common stock and the common stock equivalents as shown in the previous two columns.

(5)	Mr. Richenhagen joined the Board in September 2007.

(6)	The Group consists of 18 persons: the four nominees for director, including Mr. Bunch; the six continuing directors; Messrs. Hernandez, Diggs, Alexander and Wulfsohn; and PPG’s four other executive officers, Ms. Victoria M. Holt and Messrs. Pierre-Marie De Leener, Richard C. Elias and Michael H. McGarry.

Section 16(a) Beneficial Ownership Reporting Compliance

The directors and executive officers of PPG are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. As a practical matter, PPG assists its directors and executive officers by monitoring transactions and completing and filing such reports on their behalf. To PPG’s knowledge, for the fiscal year ended December  31, 2008, the required filings of all such directors and executive officers were filed timely.

Householding Information

PPG and some banks, brokers and other nominees are participating in the practice of “householding” proxy materials. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272, or call us at (412) 434-3318.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 6, 2009

PPG Industries, Inc. P. O. Box 3200 Pittsburgh, PA 15230	V O T E B Y T E L E P H O N E Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

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À Please fold and detach card at perforation before mailing. À

PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	ELECTION OF FOUR DIRECTORS (1) CHARLES E. BUNCH (2) ROBERT RIPP (3) THOMAS J. USHER (4) DAVID R. WHITWAM	☐	☐	2.	PROPOSAL TO ENDORSE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):					☐ MARK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTSAND PROXY MATERIALS VIA THE INTERNET.

SIGNATURE(S)	DATE:

NOTE:	At least one registered owner must sign exactly as their name appears above. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

ADMISSION CARD

Please bring this ticket if you attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

PPG INDUSTRIES, INC.

Annual Meeting of Shareholders

Thursday, April 16, 2009

11:00 a.m.

David L. Lawrence Convention Center

Spirit of Pittsburgh Ballroom B

1000 Fort Duquesne Boulevard

Pittsburgh, Pennsylvania 15222

¿ Please fold and detach Admission Card at perforation if attending the Annual Meeting. ¿

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications (e.g., annual reports, proxy statements, interim communications) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification that will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

À Please fold and detach card at perforation before mailing. À

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 16, 2009.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 6, 2009, hereby appoints C.E. Bunch, J.C. Diggs and W.H. Hernandez, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are Charles E. Bunch, Robert Ripp, Thomas J. Usher and David R. Whitwam) and FOR the proposal to endorse the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the shareholder Investor Services Program; in the PPG Industries Employee Savings Plan, PPG Industries, Inc. Defined Contribution Retirement Plan, PPG Canada Inc. Retirement Savings Plan and the Pittsburgh Glass Works LLC Employee Savings Plan.

Please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or over the Internet.